EXPENSE LIMITATION UNDERTAKING

                 ALLIANCE CAPITAL MANAGEMENT L.P.
                   1345 Avenue of the Americas
                     New York, New York 10105

                                       [          ], 2003

The AllianceBernstein Portfolios
1345 Avenue of The Americas
New York, New York 10105

Dear Sirs:

            Alliance Capital Management L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by each of your AllianceBernstein Balanced Wealth Strategy, AllianceBernstein Wealth Preservation Strategy, AllianceBernstein Tax-Managed Balanced Wealth Strategy and AllianceBernstein Tax-Managed Wealth Preservation Strategy (each, a "Portfolio") to be limited to 1.55%, 2.25%, 2.25%, 1.75% and 1.25% of your aggregate average daily net assets for Classes A, B, C and R and Advisor Class shares, respectively (the "Limitation"). To determine the amount of the Portfolio's expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Portfolio (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Portfolio recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the Portfolio current day (the "Allowable Expenses"). If the expenses of the Portfolio for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse the Fund accordingly.

            For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating on August 31, 2004. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period, of our determination not to extend this Undertaking beyond its then current term.

            We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Portfolio on Form N-1A with the Securities and Exchange Commission, in accruing the Portfolio's expenses for purposes of calculating its net asset value per share and for other purposes and expressly permit you to do so.

                                       Very truly yours,

                                       ALLIANCE CAPITAL MANAGEMENT L.P.

                                       By:   Alliance Capital Management
                                             Corporation, its general
                                             partner



                                       By:___________________________